Tractor Supply Company

Fiscal 2005

Chairman of the Board Bonus Plan

Purpose The Tractor Supply Company and its subsidiaries, hereinafter referred to as “the Company”, Chairman of the Board Bonus Plan is established to provide a financial incentive and reward for attaining the Company’s “Net Income” objectives.

Eligibility The plan established a participating employee group holding the position of Chairman of the Board.

Except as provided below, participants in the plan shall only be entitled to bonuses to be paid with respect to a fiscal year if they are employed by the Company on the determination date (hereinafter defined) for such fiscal year. Participation for eligible associates in position for less than a full calendar year will be on a pro-rata basis, which will only be computed on full fiscal months of service. Participants who are not employed by the Company on such determination date because of death, disability, retirement, or involuntary termination (other than for cause) will be entitled to a payment equal to the on plan bonus amount with respect to such fiscal year on a pro rata basis, which will only be computed on full fiscal months of service, if all other plan conditions are met. Participation is limited to those individuals that are employed on or before October 1st of any given year.

The Company reserves the right, subject to review by the Compensation Committee of the Board of Directors, to withhold all or a portion of bonus payments when an individual’s performance rating needs improvement or is below standard.

Calculation The Corporate Controller shall have the responsibility of calculating each bonus payment. Percentages used in the calculation will not be rounded up or down. The process and calculation will be reviewed by the Company’s independent public accountants or other independent party selected by the Compensation Committee of the Board of Directors.

Determination date Bonus amounts shall be determined no later than March 15 following the Company’s fiscal year end (the “Determination Date”). Bonus amounts shall be paid to the Chairman of the Board employee group as soon as administratively practicable after the Determination Date.

Bonus amounts Bonus amounts awarded will be based on the percentage attainment of Net Income as set forth below. The annual budget approved by the Company’s Board of Directors will be used to determine the payout.

Bonus Opportunity The table below shows the payout percentage as it relates to achievement of Company Level Net Income. Bonus percentage is calculated based upon the annual salary in effect on the last day of the fiscal year.

Profit Plan Net income for this bonus plan will exclude the financial effect of all unusual, infrequent or extraordinary items, all as defined in accordance with Generally Accepted Accounting Principles.

Attainment of Profit Plan COB

Less than 90% 0

90% but less than 93% 14
93% but less than 95% 21
95% but less than 98% 27
98% but less than 100% 41

100% but less than 102% 56
102% but less than 104% 70
104% but less than 106% 76
106% but less than 108% 89
108% but less than 110% 102

110% 113

Right of discharge reserved Nothing in the plan shall confer upon any participant the right to continue in the employment of the Company or affect any right that the Company may have to terminate the employment of such participant.

Amendment or termination of the plan The Company, with the approval of the Compensation Committee of the Board of Directors, reserves the right to discontinue or modify the plan at any time and for any reason whatsoever, without prior notice and without further liability of the Company to the participants.

Effective date The plan shall be effective for fiscal years commencing on and after
December 26, 2004.

Governing law The plan shall be governed by and construed in accordance with the internal laws of the state of Delaware.